UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

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☐	Definitive Information Statement

DND Technologies, Inc.
(Name of Registrant As Specified In Its Charter)

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INFORMATION STATEMENT

OF

DND TECHNOLOGIES, INC.

375 East Elliott Road, Suite 6,
Chandler, Arizona 85225

Dated __________, 2005

THIS INFORMATION STATEMENT IS BEING PROVIDED
TO YOU BY THE BOARD OF DIRECTORS OF
DND TECHNOLOGIES, INC.

We are not asking you for a proxy and you are requested not to send us a proxy.

This Information Statement is being mailed or furnished to the stockholders of DND Technologies, Inc., a Nevada corporation (the "Company"), in connection with the authorization of the corporate action described below by the Company's Board of Directors by written consent in lieu of special meeting as of June 16, 2005, and the approval of such corporate action by the written consent, taken as of June 16, 2005, of those stockholders of the Company entitled to vote 66 2/3% of the aggregate shares of the Company's common stock, par value $0.001 per share (the "Common Stock"), outstanding on such date. Stockholders holding in the aggregate 15,828,406 shares of Common Stock or 67.3% of the voting stock outstanding as of June 16, 2005 (the "Consenting Stockholders") approved the corporate action described below. Accordingly, this Information Statement is furnished solely for the purpose of informing the stockholders of the Company, in the manner required under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of this corporate action before it takes effect.

The Board and Consenting Shareholders have approved the Company's Amended and Restated Articles of Incorporation, a copy of which is attached hereto as Appendix A (the "Amended Articles"), (i) to increase the number of authorized shares of Common Stock of the Company to 100,000,000; (ii) to provide for adoption, amendment or repeal of the Company's bylaws solely by the Board of Directors; (iii) to provide for the taking of actions by written consent in lieu of a meeting without restrictions beyond those contained in Nevada law; (iv) to provide for the approval of holders of a simple majority of the Company's voting stock to amend the Company's Articles; and (v) to make certain other changes more fully described below.

The reasons for, and general effect of, the amendment and restatement to the Company's Articles of Incorporation is described below in "Approval of the Amended and Restated Articles of Incorporation."

This Information Statement is first being mailed or furnished to the stockholders of the Company as of the record date of June 16, 2005 on or about August 8, 2005, and the Amended Articles shall not become effective until at least 20 days thereafter.

APPROVAL OF THE AMENDED AND RESTATED ARTICLES OF INCORPORATION

Description of the Amended Articles

The Amended Articles make several changes to the Company's Articles of Incorporation, as summarized below:

•
The increase of the Company's authorized shares from 60,000,000 (consisting of 50,000,000 shares of Common Stock and 10,000,000 shares of preferred stock) to 110,000,000 (consisting of 100,000,000 shares of Common Stock and 10,000,000 shares of preferred stock);

•	Providing for adoption, amendment or repeal of the Company's bylaws solely by the Board of Directors, rather than by holders of two-thirds of the voting stock;
•	Eliminating the requirement that the Board of Directors authorize the use of written consents for each action by the shareholders;
•
Providing for the repeal, rescission, alteration or amendment of the Company's Articles of Incorporation with the approval of holders of a simple majority of the voting stock, rather than by holders of two-thirds of the voting stock;

•	The removal of certain provisions addressed in both our Articles and Bylaws, to avoid unnecessary duplication; and
•	Certain other technical, not substantive, changes to the Articles.

Purpose and Effect of the Amendments

 In general, the Board believes that the Amended Articles will provide greater flexibility for the Company to take future corporate actions. Specific reasons for and the effects of each of the above-described amendments are described below.

Increase in Authorized Shares

The Company's Board of Directors has determined that it is in the Company's best interest to increase the number of authorized shares of capital stock. On July 5, 2005, the Company entered into a Standby Equity Distribution Agreement (the "Distribution Agreement") with Cornell Capital Partners, LP ("Cornell"), dated as of June 17, 2005. Under the terms of the Distribution Agreement, which is described in more detail in the Company's Form 8-K dated July 7, 2005, the Company may periodically issue and sell to Cornell Common Stock for a total purchase price of up to $10,000,000 over a period of up to twenty-four months by requesting periodic advances through which Cornell will purchase the dollar amount of Common Stock that the Company requests at a price equal to 96% of the lowest volume weighted average price for the five days immediately following the notice requesting an advance, subject to payment of certain fees, including a fee of five percent of the amount of each advance requested by the Company. The Company has agreed to file a registration statement on Form SB-2 to register for resale the shares of Common Stock that will be issued to Cornell under the Distribution Agreement and no advances may be requested until the registration statement is declared effective by the SEC. To comply with its obligations under the Distribution Agreement and related agreements, the Company must authorize sufficient additional shares of Common Stock to provide for the future sales to Cornell. The Board believes it is in the best interest of the Company to authorize the issuance of additional shares of Common Stock for use in such financing, which will provide the Company with additional working capital for general corporate purposes including debt repayment.

On July 1, 2005, the Company filed a registration statement on Form S-8 for options to purchase up to 3,000,000 shares of Common Stock to be granted under the 2005 Stock Option Plan. These options will be granted as incentive compensation to the Company's employees, officers and directors.

Consequently, the Board of Directors has recommended that the Company increase the number of authorized shares of capital stock to 110,000,000 shares, of which 100,000,000 shares are Common Stock and 10,000,000 shares are preferred stock, which may be issued in one or more series or classes as designated by the Board of Directors, from time to time, without the approval of stockholders.

Other than under the Distribution Agreement and proposed 2005 Stock Option Plan, the Company does not currently have any other written or oral plans, arrangements or understandings to issue any of the additional shares of Common Stock, but the Board wishes to ensure that there will be authorized shares available for future, as yet unknown issuances to other parties, including possible additional issuances of incentive compensation to the Company's employees, officers and directors.

The increase in authorized capital stock will not have any immediate effect on the rights of existing stockholders, and the newly authorized Common Stock will have rights identical to our currently authorized Common Stock. However, the Board of Directors will have the authority to issue authorized Common Stock without requiring future stockholder approval of such issuances, except as may be required by the Company's Articles of Incorporation or applicable law. To the extent that additional authorized shares are issued in the future, they may decrease the existing stockholders' percentage equity ownership and, depending on the price at which they are issued, could be dilutive to the existing stockholders. Future issuances will have the effect of increasing the supply of shares of the Company's Common Stock, which, without a corresponding increase in demand, could cause the market price of the Company's Common Stock to decline. No shareholders currently have preemptive rights to subscribe for the additional shares of Common Stock to be authorized.

The increase in the authorized number of shares of Common Stock and the subsequent issuance of such shares could have the effect of delaying or preventing a change in control of the Company without further action by its stockholders. Shares of authorized and unissued Common Stock could, within the limits imposed by applicable law, be issued in one or more transactions which would make a change in control of the Company more difficult, and therefore less likely. Any such issuance of additional stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of Common Stock and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of the Company.

 The Board of Directors is not currently aware of any attempt to take over or acquire the Company. While they may be deemed to have potential anti-takeover effects, the Amended Articles are not prompted by any specific effort or takeover threat currently perceived by management. Shareholders nevertheless should be aware that approval of the Amended Articles could, within the limitations of applicable law, facilitate efforts to deter or prevent changes of control in the future, including transactions in which shareholders might otherwise receive a premium for their shares over then-current market prices or benefit in some other way, and approval of the Amended Articles will result in the approval of only one shareholder, Douglas Dixon, our Chairman, President and CEO, being required to effect most corporate actions.

Vesting Power to Alter the Bylaws in the Board of Directors

Nevada Revised Statutes ("NRS") 78.120 permits reserving the power to adopt bylaws to the Board of Directors, and permits the amendment or repeal of any bylaw by the Board unless a particular bylaw was adopted by the shareholders and expressly states that only the shareholders may amend or repeal that bylaw. The Company's current Bylaws were adopted in their entirety by the Board of Directors, and thus, once the consent to approve the Amended Articles is taken, the Board will be able to alter the Bylaws as it deems fit. Vesting power to alter the Bylaws in the Board of Directors will provide greater flexibility for the Board, although it will at the same time limit the ability of the shareholders to make changes to the Bylaws. The Board intends to amend and restate the bylaws once the Amended Articles are effective so that the Bylaws will be consistent with the Amended Articles.

Simple Majority Vote to Amend the Articles of Incorporation

NRS 78.390 provides for amendment of a company's articles of incorporation by a simple majority vote unless a higher percentage is specified in a company's articles. The Company's Articles (as they are now in effect) require a two-thirds vote to amend the Articles. Given the difficulty in obtaining a two-thirds vote, particularly through a proxy solicitation in which certain shareholders may not respond at all, and in order to give the Board of Directors the ability to better manage the affairs of the Company, the Board has approved this change to the Articles. A reduction in the percentage required to approve an amendment to the Articles of Incorporation will have the effect of allowing such amendment to be approved by one shareholder, the Company's Chairman, President and CEO, even if a significant minority does not favor such amendment. Even so, the Board has determined that the holder, or, in the future, holders, of a majority of the Company's voting stock should be entitled to make such decisions.

Removal of Restrictions on Taking of Actions by Written Consent

NRS 78.320 provides that any action that may be taken by written consent in lieu of holding a meeting if holders of the percentage of voting power required to approve the action at a meeting consent to the action. Our now-current Articles have placed an additional restriction on the taking of written consent, as Nevada law permits a company to do in its articles of incorporation or bylaws. The Board has determined that it will provide greater flexibility to the Company to permit the taking of written consents without the added requirement that the taking of such consent be approved by at least a majority of the Board. This will have the effect of permitting holders of a majority of our voting stock (currently a single shareholder) to approve corporate actions on behalf of the shareholders without the prior approval of the Board.

Other Revisions

The Board of Directors believes that it would be in the best interest of the Company and its shareholders to make certain changes to the Articles of Incorporation to eliminate duplication between the Articles and the Bylaws and to make certain technical, non-substantive, revisions. Changes made to eliminate duplication between the Articles and the Bylaws include, among other things, the elimination of provisions relating to the voting and dividend rights of the Common Stock and the elimination of provisions relating to the filling of vacancies and the terms of directors. Technical changes to the Articles include, among other things, revising references to the Certificate of Incorporation to refer to Articles of Incorporation instead and revising references to the General Corporation Law of Nevada to refer to the provisions of Chapter 78 of the Nevada Revised Statutes instead. Once the Amended Articles are filed, the Articles of Incorporation of the Company will be amended and restated as set forth in the Amended Articles attached as Appendix A to this Information Statement.

Vote Required

NRS 78.390 provides that every amendment to the Company's Articles of Incorporation shall first be adopted by the resolution of the Board of Directors and then be subject to the approval of stockholders entitled to vote on any such amendment. Under the Company's Articles of Incorporation now in effect, an affirmative vote by stockholders holding shares entitling them to exercise at least two-thirds of the voting power is sufficient to amend the Company's Articles of Incorporation. NRS 78.320 provides that, unless otherwise provided in the Company's Articles of Incorporation or the bylaws, any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if, before or after the action, a written consent thereto is signed by stockholders holding the voting power required to take such action at a meeting. The Company's Articles of Incorporation permit the taking of action by written consent if approved by a majority of the Board of Directors. In order to eliminate the costs and management time involved in holding a special meeting and in order to effect the amendments described herein as early as possible in order to accomplish the purposes described above, the Company's Board of Directors voted to utilize the written consent of the holders of two-thirds of the Company's voting stock.  NRS 78.320 provides that in no instance where action is authorized by written consent need a meeting of stockholders be called or notice given.

Pursuant to NRS 78.385, NRS 78.390, NRS 78.403 and the Company's current Articles, the affirmative vote of the holders of two-thirds of the Company's outstanding voting stock is sufficient to amend and restate the Company's Articles of Incorporation as described above, which vote has been obtained by written consent of the Consenting Shareholders.

Effective Date

Under applicable federal securities laws, the Amended Articles cannot be effective until at least 20 calendar days after this Information Statement is distributed to the Company's stockholders. The Amended Articles will become effective upon filing with the Secretary of State of Nevada. It is anticipated that the foregoing will take place 20 calendar days after this Information Statement is mailed to the Company's stockholders.

 Dissenters' Rights of Appraisal

The Nevada Revised Statutes do not provide for appraisal rights in connection with the above-described amendment and restatement of the Company's Articles of Incorporation.

GENERAL INFORMATION

Costs

The Company will pay all costs associated with the distribution of this Information Statement, including the costs of printing and mailing. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending this Information Statement to the beneficial owners of the Company's common stock.

Record Date

The close of business on June 16, 2005 has been fixed as the record date for the determination of shareholders entitled to receive this Information Statement.

Outstanding Shares and Voting Rights

On June 16, 2005 (the "Record Date"), the Company had 23,515,000 shares of common stock, $0.001 par value, outstanding. Holders of these shares would have been entitled to vote if a meeting was required to be held. Each share of the Company's common stock is entitled to one vote. The outstanding shares of common stock at the close of business on the Record Date were held by approximately 34 stockholders of record.

Material Terms of the Common Stock

The authorized Common Stock of the Company consists of 50,000,000 shares, par value $0.001. The holders of shares of Common Stock are entitled to one vote for each share held of record on each matter submitted to shareholders. Shares of Common Stock do not have cumulative voting rights for the election of directors. The holders of shares of Common Stock are entitled to receive such dividends as the Board of Directors may from time to time declare out of funds legally available for the payment of dividends, although the Company does not intend to declare any dividends for the foreseeable future. The holders of shares of Common Stock do not have any preemptive rights to subscribe for or purchase any stock or other securities of the Company and have no rights to convert their Common Stock into any other securities. On liquidation, holders of shares of Common Stock are entitled to receive pro rata all of the assets of the Company available for distribution to shareholders.

Interest of Certain Persons in Matters to be Acted Upon

Our CEO, President and Chairman of the Board, Douglas N. Dixon, owns a majority of our voting stock as of the date of this Information Statement, and as a result will benefit from the Amended Articles. Once the Amended Articles are effective, Mr. Dixon will be able to amend our Articles without the approval of any other shareholders. With the two-thirds vote required under the Company’s current Articles of Incorporation, Mr. Dixon and as few as one other shareholder together have sufficient voting power to amend the Articles. However, Mr. Dixon and four other shareholders approved the Amended Articles by written consent.

Security Ownership of Certain Beneficial Owners and Management

As of July 12, 2005, there were 26,097,153 common shares outstanding. The following tabulates holdings of shares of DND by each person who, subject to the above, as of July 12, 2005, holds of record or is known by management to own beneficially more than 5.0% of the common shares and, in addition, by all directors and officers of DND individually and as a group.

SHARE OWNERSHIP AS OF JULY 12, 2005

Name and Address of Beneficial Owner(1)	Common Stock Beneficially Owned	Percent of Common Stock Owned(2)

Douglas Dixon, Chairman of the Board, Chief Executive Officer and President	14,495,315	55.54%

G. Dennis Key, Chief Financial Officer and Director	2,150,000(3)	8.23%

Lowell Giffhorn, Director	250,000(4)	0.96%

Ronny Baker, Controller	62,083(5)	*

Scott Magoon 5709 Charleston Dr Frisco, TX 75035	2,165,000(6)	8.29%

All Officers and Directors
as a group (4 persons)	16,957,398	64.98%

* Less than one percent of the outstanding Common Stock.

(1)  Except as otherwise noted, the address for each of these individuals is c/o DND Technologies, Inc., 375 E. Elliot Road, Bldg. 6, Chandler, Arizona 85225.

(2) Percentage ownership is based on 26,097,153 shares of Common Stock outstanding on July 12, 2005. Shares of Common Stock subject to stock options which are currently exercisable or will become exercisable within 60 days after July 12, 2005 are deemed outstanding for computing the percentage ownership of the person or group holding such options, but are not deemed outstanding for computing the percentage ownership of any other person or group.

(3) Includes exercisable options to purchase 1,050,000 shares granted to him under the 2003 Option Plan, but does not include an immediately exercisable option to acquire 4,933,333 shares out of the DND shares owed by Mr. Dixon. The exercise price of such options is $1 per share.

(4) Includes 100,000 options that are exercisable within 60 days after July 12, 2005.

(5) Includes 52,083 options that are exercisable within 60 days after July 12, 2005.

(6) Of these, 1,765,000 were issued to Mr. Magoon, and 400,000 were issued to the Scott Magoon Escrow Account.

WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT THE COMPANY

The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports, proxy statements and other information including annual and quarterly reports on Form 10-KSB and Form 10-QSB with the Securities and Exchange Commission ("SEC"). Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained at the SEC at 450 Fifth Street, N.W., Washington, DC 20549. Copies of such material can be obtained upon written request addressed to the SEC, Public Reference Section, 450 Fifth Street, N.W., Washington, DC 20549, at prescribed rates. You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at (800) SEC-0330. The SEC also maintains a web site on the Internet (http://www.sec.gov) where reports, proxy and information statements and other information regarding issuers that file electronically with the SEC may be obtained free of charge.

DOCUMENTS INCORPORATED BY REFERENCE

Our Annual Report on Form 10-KSB for the year ended December 31, 2004, financial information from our subsequent Quarterly Report for the period ended March 31, 2005 and our Current Report on Form 8-K filed on July 7, 2005 are incorporated herein by reference and will be sent to all shareholders with this Information Statement.

By order of the Board of Directors,

/s/ Douglas N. Dixon
CEO, President and Chairman

APPENDIX A

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
DND TECHNOLOGIES, INC.

These Amended and Restated Articles of Incorporation as contained herein have been duly adopted in accordance with the provisions of Chapter 78 of the Nevada Revised Statutes.

ARTICLE I
Name

The name of this corporation is DND Technologies, Inc. (the "Corporation").

ARTICLE II
Mailing Address

The mailing address of the Corporation is: DND Technologies, Inc., 375 East Elliott Road, Suite 6, Chandler, Arizona 85225.

ARTICLE III
Duration

This Corporation shall exist perpetually.

ARTICLE IV
Purpose

The purpose or purposes of the Corporation are:

(1) To conduct any lawful business, to exercise any lawful purpose and power, and to engage in any lawful act or activity for which corporations may be organized under the provisions of Chapter 78 of the Nevada Revised Statutes; and

(2) In general, to possess and exercise all the powers and privileges granted by the provisions of Chapter 78 of the Nevada Revised Statutes or any other law of Nevada or by these Amended and Restated Articles of Incorporation together with any power incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

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ARTICLE V
Capital Stock

The maximum number of shares of capital stock which this Corporation shall have authority to issue is One Hundred Ten Million (110,000,000), consisting of One Hundred Million (100,000,000) shares of Common Stock, $.001 par value, and Ten Million (10,000,000) shares of Preferred Stock at $.001 par value. The preferences, qualifications, limitations, restrictions and the special or relative rights in respect of the shares of each class are as follows:

SECTION 1.  Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. All shares of Preferred Stock shall be of equal rank and shall be identical, except in respect of the matters that may be fixed and determined by the Board of Directors as hereinafter provided, and each share of each series shall be identical with all other shares of such series, except as to the date from which dividends are cumulative. The Board of Directors hereby is authorized to cause such shares to be issued in one or more classes or series and with respect to each such class or series to fix and determine the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(1) The number of shares constituting a series, the distinctive designation of a series and the stated value of a series, if different from the par value;

(2) Whether the shares or a series are entitled to any fixed or determinable dividends, the dividend rate (if any) on such shares, whether the dividends are cumulative and the relative rights or priority of dividends on shares of that series;

(3) Whether a series has voting rights in addition to the voting rights provided by law and the terms and conditions of such voting rights;

(4) Whether a series will have or receive conversion or exchange privileges and the terms and conditions of such conversion or exchange privileges;

(5) Whether the shares of a series are redeemable and the terms and conditions of such redemption, including the manner of selecting shares for redemption if less than all shares are to be redeemed, the date or dates on or after which the shares in the series will be redeemable and the amount payable in case of redemption;

(6) Whether a series will have a sinking fund for the redemption or purchase of the shares in the series and the terms and the amount of such sinking fund;

(7) The right of a series to the benefit of conditions and restrictions on the creation of indebtedness of the Corporation or any subsidiary, on the issuance of any additional capital stock (including additional shares of such series or any other series), on the payment of dividends or the making of other distributions on any outstanding stock of the Corporation and the purchase, redemption or other acquisition by the Corporation, or any subsidiary, of any outstanding stock of the Corporation;

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(8) The rights of a series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation and the relative rights of priority of payment of a series; and

(9)  Any other relative, participating, optional or other special rights, qualifications, limitations or restrictions of such series.

Dividends on outstanding shares of Preferred Stock shall be paid or set apart for payment before any dividends shall be paid or declared or set apart for payment on the Common Stock with respect to the same dividend period.

If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any, payable with respect thereto).

SECTION 2. Common Stock - General Provisions. The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof. Each share of Common Stock shall be equal to every other share of Common Stock, except as otherwise provided herein or required by law.

Shares of Common Stock authorized hereby shall not be subject to preemptive rights. The holders of shares of Common Stock now or hereafter outstanding shall have no preemptive right to purchase or have offered to them for purchase any of such authorized but unissued shares, or any shares of Preferred Stock, Common Stock or other equity securities issued or to be issued by the Company.

Subject to the preferential and other dividend rights applicable to Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends (payable in cash, stock or otherwise) as may be declared on the Common Stock by the Board of Directors at any time or from time to time out of any funds legally available therefor.

In the event of any voluntary or involuntary liquidation, distribution or winding up of the Corporation, after distribution in full of the preferential or other amounts to be distributed to the holders of shares of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

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ARTICLE VI
Board of Directors

The number of directors which shall constitute the whole Board of Directors shall be determined in the manner provided in the Bylaws of the Corporation.

ARTICLE VII
Bylaws

The power to adopt, alter, amend or repeal the Bylaws of the Corporation shall be vested in the Board of Directors.

ARTICLE VIII
Stockholder Meetings

Any action required or permitted to be taken by the stockholders of the Corporation may be taken by consent in writing if the consent is signed by the record holders of no less than the percentage of the then outstanding voting stock that would otherwise be required for approval of such action.

ARTICLE IX
Amendments

The provisions set forth in these Amended and Restated Articles of Incorporation may not be repealed, rescinded, altered or amended, and no other provision may be adopted which is inconsistent therewith or impairs in any way the operation or effect thereof, except by the affirmative vote of holders of not less than a simple majority of the Voting Stock.

IN WITNESS WHEREOF, the Corporation has caused these Amended and Restated Articles of Incorporation to be executed in its corporate name this _____ day of _____, 2005.

As approved and adopted by the Board of Directors as of June 16, 2005.

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